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                                                                  Exhibit (e)(2)

 Sales Agreement covering shares of capital stock and/or beneficial interest of

                            THE SELIGMAN MUTUAL FUNDS
                           Seligman Capital Fund, Inc.
                       Seligman Cash Management Fund, Inc.
                        Seligman Common Stock Fund, Inc.
               Seligman Communications and Information Fund, Inc.
                          Seligman Frontier Fund, Inc.
                        Seligman Global Fund Series, Inc.
                           Seligman Growth Fund, Inc.
                         Seligman High-Yield Bond Series
                      Seligman Income and Growth Fund, Inc.
                Seligman Investment Grade Fixed Income Fund, Inc.
                      Seligman Municipal Fund Series, Inc.
                         Seligman Municipal Series Trust
                    Seligman New Jersey Municipal Fund, Inc.
                   Seligman Pennsylvania Municipal Fund Series
                  Seligman Time Horizon/Harvester Series, Inc.
                   Seligman U.S. Government Securities Series
                        Seligman Value Fund Series, Inc.

                                     between

                             SELIGMAN ADVISORS, INC.

                                       and

________________________________________________________________________________
                                     Dealer

     The Dealer named above and Seligman Advisors, Inc., exclusive agent for distribution of shares of capital stock of Seligman Capital Fund, Inc., Seligman Cash Management Fund, Inc., Seligman Common Stock Fund, Inc., Seligman Communications and Information Fund, Inc., Seligman Frontier Fund, Inc., Seligman Global Fund Series, Inc., Seligman Growth Fund, Inc., Seligman Income and Growth Fund, Inc., Seligman Investment Grade Fixed Income Fund, Inc., Seligman Municipal Fund Series, Inc., Seligman New Jersey Municipal Fund, Inc., Seligman Time Horizon/Harvester Series, Inc., and Seligman Value Fund Series, Inc., and shares of beneficial interest of Seligman High-Yield Bond Series, Seligman Municipal Series Trust, Seligman Pennsylvania Municipal Fund Series, and Seligman U.S. Government Securities Series, agree to the terms and conditions set forth in this agreement.


Dealer Signature                        Seligman Advisors, Inc. Acceptance

_________________________________       ____________________________________
Principal Officer                       Stephen J. Hodgdon, President

_________________________________       SELIGMAN ADVISORS, INC.
Address                                 100 Park Avenue
                                        New York, NY 10017
_________________________________
Employer Identification No.
                                        ____________________________________
                                        Date

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     The Dealer and Seligman Advisors, Inc. ("SAI"), as exclusive agent for distribution of Class A, Class B*, Class C, Class D, and Class R* Shares (as described in the "Policies and Procedures," as set forth below) of Capital Stock and/or Class A, Class B*, Class C, Class D, and Class R* Shares of beneficial interest (collectively, the "Shares") of Seligman Capital Fund, Inc., Seligman Cash Management Fund, Inc., Seligman Common Stock Fund, Inc., Seligman Communications and Information Fund, Inc., Seligman Frontier Fund, Inc., Seligman Global Fund Series, Inc., Seligman Growth Fund, Inc., Seligman High-Yield Bond Series, Seligman Income and Growth Fund, Inc., Seligman Investment Grade Fixed Income Fund, Inc., Seligman Municipal Fund Series, Inc., Seligman Municipal Series Trust, Seligman New Jersey Municipal Fund, Inc., Seligman Pennsylvania Municipal Fund Series, Seligman Time Horizon/Harvester Series, Inc., Seligman U.S. Government Securities Series, Seligman Value Fund Series, Inc. and/or any other mutual fund for which SAI is exclusive agent for distribution (herein, together with any series thereof, called the Funds), agree as follows:

1. The Dealer agrees to comply with the attached "Policies and Procedures" with respect to sales of Funds offering five classes of shares, as set forth below.

2. An order for Shares of one or more of the Funds, placed by the Dealer with SAI, will be confirmed at the public offering price as described in each Fund's current prospectus. Unless otherwise agreed when an order is placed, the Dealer shall remit the purchase price to the Fund, or Funds, with issuing instruction, within the period of time prescribed by the current prospectus and existing regulations. No wire orders under $1,000 may be placed for initial purchases.

3. Shares of the Funds shall be offered for sale and sold by the Dealer only at the applicable public offering price currently in effect, determined in the manner prescribed in each Fund's prospectus. SAI will make a reasonable effort to notify the Dealer of any redetermination or suspension of the current public offering price, but SAI shall be under no liability for failure to do so.

4. On each purchase of Shares by the Dealer, the Dealer shall be entitled, based on the class of shares purchased and except as provided in each Fund's current prospectus, to a concession determined as a percentage of the price to the investor as set forth in each Fund's current prospectus and Statement of Additional Information. On each purchase of Class A Shares, SAI reserves the right to receive a minimum concession of $.75 per transaction. No concessions will be paid to the Dealer for the investment of dividends or capital gain distributions in additional shares.

5. Except for sales to and purchases from the Dealer's retail customers, all of which shall be made at the applicable current public offering price or the current price bid by SAI on behalf of the Fund, the Dealer agrees to buy Shares only through SAI and not from any other sources and to sell shares only to SAI, the Fund, or its redemption agent, and not to any other purchasers.

6. By signing this Agreement, both SAI and the Dealer warrant that they are members of the National Association of Securities Dealers, Inc., and agree that termination of such membership at any time shall terminate this Agreement forthwith regardless of the provisions of paragraph 11 hereof. Each party shall comply with all applicable law and applicable rules, including those of the National Association of Securities Dealers, Inc., and specifically to observe the following provisions:

    (a.) Neither SAI nor the Dealer shall withhold placing customers' orders for Shares so as to profit

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         itself as a result of such withholding.

  (b.) SAI shall not purchase Shares from any of the Funds except for the purpose of covering purchase orders already received, and the Dealer shall not purchase Shares of any of the Funds through SAI other than for investment, except for the purpose of covering purchase orders already received.

  (c.) SAI shall not accept a conditional order for Shares on any basis other than at a specified definite price. The Dealer shall not, as principal, purchase Shares of any of the Funds from a recordholder at a price lower than the bid price, if any, quoted by or for the Fund, but the Dealer shall not be prevented from selling Shares for the account of a record owner to SAI, the Fund, or its redemption agent at the bid price currently quoted by or for such Fund, and charging the investor a fair commission for handling the transaction.

  (d.) If Shares are repurchased by a Fund or by SAI as its agent, or are tendered for redemption within seven business days after confirmation by SAI of the original purchase order of the Dealer for such Shares,
         (i) the Dealer shall forthwith refund to SAI the full concession allowed to the Dealer on the original sales and (ii) SAI shall forthwith pay to the Fund SAI's share of the "sales charge" on the original sale by SAI, and shall also pay to the Fund the refund which SAI received under (i) above. The Dealer shall be notified by SAI of such repurchase or redemption within 10 days of the date that such redemption or repurchase is placed with SAI, the Fund or its authorized agent. Termination or cancellation of this Agreement shall not relieve the Dealer or SAI from the requirements of this clause (d).

  (e.) The Dealer will comply in all respects with Notice to Members 95-80 of the National Association of Securities Dealers, Inc. regarding member's obligations and responsibilities regarding mutual fund sales practices.

7.   (a) SAI shall be entitled to a contingent deferred sales charge
         ("CDSC") on redemptions within six years of purchase on any Class B Shares sold, within 18 months of purchase on any Class C Shares sold and within one year of purchase on any Class D Shares sold. SAI shall also be entitled to a CDSC on redemptions within 18 months of purchase on any Class A Shares sold at net asset value due to the size of the purchase. With respect to omnibus accounts in which Class A, Class B, Class C, or Class D Shares are held at Seligman Data Corp. ("SDC") in the Dealer's name, the Dealer agrees that by the 10th day of each month it will furnish to SDC a report of each redemption in the preceding month to which a CDSC was applicable, accompanied by a check payable to SAI in payment of the CDSC due.

     (b) If, with respect to a redemption of any Class A, Class B, Class C, Class D, or Class R Shares sold by the Dealer, the CDSC is waived because the redemption qualifies for a waiver as set forth in the Fund's prospectus or Statement of Additional Information, the Dealer shall remit to SAI promptly on notice an amount equal to the payment or a portion of the payment made by SAI to the Dealer at the time of sale with respect to such Class A, Class B, Class C, Class D, or Class R Shares.

     (c) SAI shall be entitled to a CDSC on redemptions within twelve months of the initial purchase of Class R Shares by an investor. With respect to omnibus accounts in which Class R Shares are held at SDC in the Dealer's name, the Dealer agrees that by the tenth day of each month it will furnish to SDC a report of each redemption in the preceding month to which a CDSC

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          was applicable, accompanied by a check payable to SAI in payment of the CDSC due.

8. After a payment option (i.e., 1% up-front payment with servicing fee commencing in year two or no up-front payment with servicing and distribution fees commencing from initial purchase) has been selected with respect to an eligible retirement plan account that is purchasing or has purchased Class R Shares, the Dealer may not change that option with respect to such retirement plan account without the consent of SAI. In addition, no up-front payment shall be paid to any Dealer in connection with the purchase of Class R Shares by an investor to the extent that such purchase is made within 30 days of a redemption of another class of shares by such investor.

9. In all transactions between SAI and the Dealer under this Agreement, the Dealer will act as principal in purchasing from or selling to SAI. The Dealer is not, for any purposes, employed or retained as or authorized to act as broker, agent or employee of any Fund or of SAI, and the Dealer is not authorized in any manner to act for any Fund or SAI or to make any representations on behalf of SAI. In purchasing and selling Shares of any Fund under this Agreement, the Dealer shall be entitled to rely only upon matters stated in the current offering prospectus of the applicable Fund and upon such written representations, if any, as may be made by SAI to the Dealer over the signature of SAI.

10. SAI will furnish to the Dealer, without charge, reasonable quantities of the current offering prospectus of each Fund and sales material issued from time to time by SAI.

11. Either Party to this Agreement may cancel this Agreement by written notice to the other party. Such cancellation shall be effective at the close of business on the fifth day following the date on which such notice was given. SAI may modify this Agreement at any time by written notice to the Dealer. Such notice shall be deemed to have been given on the date upon which it was either delivered personally to the other party or any officer or member thereof, or was mailed postage-paid, or upon telephonic or electronic confirmation of transmission if sent by facsimile to the other party at his or its address as shown herein.

12. This Agreement shall be construed in accordance with the laws of the State of New York and shall be binding upon both parties hereto when signed by SAI and by the Dealer in the spaces provided on the cover of this Agreement. This Agreement shall not be applicable to Shares of a Fund in a state in which such Fund Shares are not qualified for sale.

* Class B and Class R Shares are not available for Seligman New Jersey Municipal Fund, Inc., Seligman Pennsylvania Municipal Fund Series or any Series of Seligman Municipal Fund Series, Inc. or Seligman Municipal Series Trust. In addition, Class R Shares are not available in any Series of Seligman Time Horizon/Harvester Series, Inc.

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                             POLICIES AND PROCEDURES

     In connection with the offering by the Funds of five classes of shares1, one subject to a front-end sales charge and a service fee ("Class A Shares"), one subject to a service fee, a distribution fee, no front-end sales charge, and a contingent deferred sales charge on redemptions within six years of purchase ("Class B Shares"), one subject to a service fee, a distribution fee, a front-end sales charge, and a contingent deferred sales charge on redemptions within eighteen months of purchase ("Class C Shares"), one subject to a service fee, a distribution fee, no front-end sales charge, and a contingent deferred sales charge on redemptions within one year of the date of purchase ("Class D Shares")2, and one subject to a service fee, a distribution fee, no front-end sales charge, and a contingent deferred sales charge on redemptions made within one year of the date of initial plan purchase ("Class R Shares")3, it is important for an investor to choose the method of purchasing shares which best suits his or her particular circumstances. To assist investors in these decisions, SAI has instituted the following policies with respect to orders for
Shares:

     1.No purchase order may be placed for Class D Shares or Class R Shares unless the investor meets one of the qualifications provided for in Footnotes 2 and 3, respectively, below. The Dealer is solely responsible for complying with this restriction.

     2.No purchase order may be placed for Class B Shares for amounts of $250,000 or more, or for Class C Shares for amounts of $1,000,000 or more.

     3.Any other purchase order may be for Class A, Class B, Class C, or Class
       D Shares in light of the relevant facts and circumstances, including:

         (a)  the specific purchase order dollar amount;

         (b) the length of time the investor expects to hold his or her Shares; and

         (c) any other relevant circumstances such as the availability of purchases under a Letter of Intent, Volume Discount, or Right of Accumulation.

     There are instances when one method of purchasing Shares may be more appropriate than another. For example, an investor who would qualify for a significant discount from the maximum sales charge on Class A Shares may determine that payment of such a reduced front-end sales charge and service fee is preferable to payment of a higher ongoing distribution fee. On the other hand, an investor whose order would not qualify for such a discount may wish to have all of his or her funds invested in Class B or Class C Shares. An investor who expects to hold his or her shares for longer than eight years might prefer Class B Shares over Class C Shares because of the conversion feature; once Class B Shares have converted to Class A Shares, the ongoing distribution fees will be reduced. Class C Shares may remain a more attractive choice for shorter-term investors (especially those who qualify for a discount from the maximum sales charge) because the front-end sales charge is lower than on Class A Shares and the contingent deferred sales charge on such Shares is only 1%, and it does not apply if the investor owns his or her Shares for at least 18 months. If an investor anticipates that he or she will redeem his or her Class B Shares while still subject to a contingent deferred sales charge, the investor may, depending on the amount of the purchase, pay an amount greater than the sales charge and service fee attributable to Class A Shares.

     In addition, certain of the Funds also offer Class R Shares to certain eligible retirement plans as set forth in the applicable prospectuses ("Eligible Retirement Plans"). There are instances when one

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class of shares may be more appropriate than another. The Dealer must consider the specific circumstances of the Eligible Retirement Plan in determining which class of shares is more appropriate for that plan. For example, if an Eligible Retirement Plan would also be eligible for Class A Shares at net asset value, the plan may find the lower ongoing servicing fees shares preferable if the plan intends to own the shares for at least 18 months and does not anticipate significant purchases in later months or years, thereby minimizing the impact of the ongoing CDSC. On the other hand, an Eligible Retirement Plan may find the higher ongoing maintenance fees for Class R Shares preferable if such Eligible Retirement Plan intends to hold the Class R Shares of a Fund for at least 12 months (thereby eliminating the CDSC on all prior and future purchases of Class R Shares of that Fund) and anticipates significant, ongoing purchases in later months and years.

     Appropriate supervisory personnel within your organization must ensure that all employees receiving investor inquiries about the purchase of Shares of a Fund advise the investor of then available pricing structures offered by the Fund, and the impact of choosing one method over another. In some instances, it may be appropriate for a supervisory person to discuss a purchase with the investor.

     Questions relating to this policy should be directed to Stephen J. Hodgdon, President, Seligman Advisors, Inc. at (212) 850-1217.

1. Class B and Class R Shares are not available for Seligman New Jersey Municipal Fund, Inc., Seligman Pennsylvania Municipal Fund Series or any Series of Seligman Municipal Fund Series, Inc. or Seligman Municipal Series Trust. In addition, Class R Shares are not available in any Series of Seligman Time Horizon/Harvester Series, Inc.

2. Class D Shares are only available (1) to existing Class D Shareholders, (2) if the Dealer maintains an omnibus account at Seligman Data Corp., or (3) pursuant to a 401(k) or other retirement plan program for which Class D Shares are already available or for which the sponsor requests Class D Shares because the sales charge structure of Class D Shares is comparable to the sales charge structure of the other funds offered under the program.

3. Class R Shares are available only to employee benefit plans that have at least $500,000 invested in Seligman Funds or 50 eligible employees. In addition, Class R Shares are not available to Section 403(b) plans sponsored by public educational institutions and plans with more than $20 million in assets (at the time of initial investment).